Exhibit 99.1

Contact:	Mark A. Steinkrauss, Vice President, Corporate Relations
(312) 592-5384 mark.steinkrauss@teldta.com

Nicole J. Schoenberg, Communications Manager, Corporate Relations
(312) 592-5327 nicole.schoenberg@teldta.com

FOR RELEASE: IMMEDIATE

TDS TELECOM PRESIDENT AND CEO JAMES BARR III TO RETIRE AT END OF 2006 Newly appointed EVP and COO David A. Wittwer to become president and CEO in 2007

CHICAGO - Feb. 21, 2006 - Telephone and Data Systems, Inc. (AMEX: TDS; TDS.S) announces that James Barr III, president and chief executive officer (CEO) of TDS Telecom, will retire as of Dec. 31, 2006, after 17 years in this role. The company also announces that David A. Wittwer has been appointed executive vice president and chief operating officer (COO) of TDS Telecom and will succeed Mr. Barr as president and CEO of TDS Telecom following Mr. Barr's retirement. TDS Telecom, a wholly owned subsidiary of TDS, is a wireline telecommunications company offering voice and data services to customers in 30 states through its incumbent local exchange carrier (ILEC) business, branded as TDS Telecom, and its competitive local exchange carrier (CLEC) business, branded as TDS Metrocom.

"TDS Telecom has a competitive advantage because of our reputation for providing high-quality communications services that our customers need and value," said Mr. Barr. "Due to the ever changing wireline environment, we've grown beyond providing only voice services to providing high speed internet and now offer a wide array of voice, data and video services."

"Jim Barr has been an extremely valuable member of TDS's management and instrumental in the growth of the wireline business," said LeRoy T. Carlson, Jr., president and CEO of TDS. "On behalf of the TDS board of directors, I would like to thank him for his leadership and commitment, which have enhanced TDS Telecom's culture of delivering high-quality service to customers. Jim has built an exceptional management team at TDS Telecom-one that I expect will continue to strengthen the company's position as the preferred broadband provider in all of its markets."

Mr. Wittwer, age 44, most recently held the position of president of TDS Telecom's ILEC operations. During more than two decades with TDS Telecom, he has been an integral member of several key operational initiatives. These include the formation TDS Metrocom and numerous corporate acquisitions.

Beginning in 1997, Wittwer served for eight years as TDS Telecom's chief financial officer (CFO) with added responsibilities for support staff operations. In 1995, he assumed the position of vice president of finance; in 1992, controller; and in 1990 became an accounting manager for TDS Telecom's Pacific division. He joined TDS Telecom in 1983 as an internal auditor.

"Our strong focus on customer service, as well as our ability to adapt our offerings to customer needs, has positioned TDS Telecom for long-term success. I look forward to working with Dave during the remainder of the year to help with the transition and to ensure that TDS Telecom remains focused on our strategies and continues on the path of customer-focused innovation," said Mr. Barr. "I have every confidence that Dave and our management team will lead TDS Telecom to the next level of performance."

Mr. Carlson added, "Dave Wittwer will provide outstanding leadership as TDS Telecom's COO during 2006 and later as the company's president and CEO. He has extensive knowledge of the telecommunications industry; impressive experience in all key aspects of TDS Telecom's business; and excellent strategic, operational and relationship-building skills required to move TDS Telecom to even higher levels of accomplishment."

Mr. Barr joined TDS Telecom in 1990 as president and CEO. He had previously spent many years with AT&T, where he held management positions in engineering, planning, regulatory, marketing and sales. Since joining TDS Telecom, Mr. Barr has also served as a member of TDS's board of directors and he will do so after his retirement for so long as he continues to be nominated and elected.

Mr. Barr continued, "I would like to thank Ted Carlson and TDS founder Roy Carlson for their support throughout my years at TDS Telecom. Their assistance and encouragement, and that of TDS, our parent company, have been essential to TDS Telecom's progress and to becoming the award-winning company we are today."

About TDS

TDS, a FORTUNE® 500 company, is a diversified telecommunications corporation founded in 1969. Through its strategic business units, U.S. Cellular and TDS Telecom, TDS operates primarily by providing wireless, local telephone and broadband services. TDS builds value for its shareholders by providing excellent communications services in growing, closely related segments of the telecommunications industry. As of Sept. 30, 2005, the company employed 11,700 people and served 6.5 million customers/units in 36 states.